As filed with the Securities and Exchange Commission on February 3, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vislink Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	519100	20-5856795
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Carleton M. Miller

Vislink Technologies, Inc.
1515 Ringling Blvd., Suite 310
Sarasota, FL 34236
(941) 953-9035
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Company Corporation
251 Little Falls Drive
Wilmington, DE 19808
(866) 963-8506
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Scott M. Miller, Esq. Ron Ben-Bassat, Esq. Nicholas F. Chionchio, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Carleton M. Miller Vislink Technologies, Inc. 1515 Ringling Blvd., Suite 310 Sarasota, FL 34236 (941) 953-9035	Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174 (212) 907-6457

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Common Stock, $0.00001 par value per share(2)(3)(4)	$4,600,000		$597.08
Pre-Funded Common Stock Purchase Warrants (2)(3)
Shares of Common Stock, $0.00001 par value per share, underlying Pre-Funded Common Stock Purchase Warrants(2)(3)
Common Stock Purchase Warrants(2)(4)(5)
Shares of Common Stock, $0.00001 par value per share, underlying Common Stock Purchase Warrants(2)(3)(4)(6)	$3,795,000	(6)	$492.59
Total	$8,395,000		$1,089.67

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock, $0.00001 par value per share, as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded common stock purchase warrants offered and sold in the offering.

(4)	Includes the aggregate offering price of additional shares of common stock and/or common stock purchase warrants that the underwriters have the option to purchase.

(5)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act. There will be issued a common stock purchase warrant to purchase 0.75 of a share of common stock for every share of common stock or pre-funded common stock purchase warrant offered (at an exercise price of 110% of the common stock public offering price).

(6)	Relates to the shares of common stock underlying the common stock purchase warrants, if such common stock purchase warrants are exercised for cash. If such common stock purchase warrants are exercised on a cashless basis, then the underlying shares of common stock shall be covered by the Registration Fee in respect of the common stock and accompanying common stock purchase warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2020

PRELIMINARY PROSPECTUS

[_______] Shares of Common Stock

Pre-funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase up to [_______] Shares of Common Stock

Shares of Common Stock Underlying the Pre-funded Warrants

Shares of Common Stock Underlying the Warrants

Vislink Technologies, Inc. (the “Company”, “Vislink Technologies”, “we”, “us” or “our”) is offering [_______] shares of common stock, par value $0.00001 per share, of the Company (“Common Stock”) and warrants to purchase up to an aggregate of [_______] shares of Common Stock (the “Warrants”) (and the shares of Common Stock that are issuable from time to time upon exercise of the Warrants). We are also offering to each purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. Each Pre-Funded Warrant will be exercisable for one share of our Common Stock. Each Warrant upon exercise at a price of 110% of the public offering price of the Common Stock will result in the issuance of 0.75 of one (1) share of Common Stock to the holder of such Warrant.

The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of Common Stock are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. This prospectus also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock that we are offering will be decreased on a one-for-one basis. Each share of Common Stock and Pre-Funded Warrant is being sold together with a Warrant to purchase 0.75 of one (1) share of our Common Stock, at an exercise price of $[___] per share (110% of the public offering price of one share of Common Stock). Because we will issue a Warrant for each share of our Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold. The Warrants will be exercisable immediately and will expire one (1) year from the date of issuance. The shares of Common Stock or Pre-Funded Warrants, and the accompanying Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VISL.” The last reported sale price for our common stock on Nasdaq on January 31, 2020 was $0.31 per share, which gives effect to our one-for-ten reverse stock split of our outstanding shares of Common Stock effective May 13, 2019. The actual number of securities, and the offering price per share of Common Stock, Pre-Funded Warrant and accompanying Warrant, and the exercise price for the accompanying Warrant, will be as determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the actual public offering price for our Common Stock and for the Pre-Funded Warrants. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants or the Warrants on any national securities exchange.

On April 30, 2019, our stockholders approved a reverse stock split of our outstanding Common Stock at a specific ratio within a range from one-for-three to one-for-twenty, and also granted authorization to our Board to determine, in its sole discretion, the specific ratio and timing of the reverse stock split any time before December 31, 2019. In accordance therewith, on May 13, 2019, a 1-for-10 reverse stock split of our outstanding Common Stock became effective for the trading of our Common Stock. All share and price information in this prospectus has been adjusted to reflect such 1-for-10 reverse stock split. Without an active trading market, the liquidity of the Pre-Funded Warrants and Warrants will be limited.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total(1)
Public offering price(2)	$	$	$
Underwriting discounts and commissions(3)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Assumes no sale of Pre-Funded Warrants.

(2)	The public offering price is $[ ] per share of Common Stock and $0.001 per accompanying Warrant and $ per Pre-Funded Warrant and $0.001 per accompanying Warrant.

(3)	We have agreed to reimburse the underwriters for certain expenses. See the section entitled “Underwriting” beginning on page 50 of this prospectus for a description of the compensation payable to the underwriters.

We have also granted an option to the underwriters to purchase up to [_____] additional shares of Common Stock and/or Warrants to purchase up to [_____] shares of Common Stock on the same terms and conditions set forth above from us within 45 days after the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the Company’s securities to the purchasers on or about ________, 2020.

Sole Book-Running Manager

A.G.P.

The date of this prospectus is              , 2020.

The registration statement of which this prospectus forms a part that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we nor the underwriters have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the underwriters are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Information contained in, and that can be accessed through, our web site, www.vislink.com, does not constitute part of this prospectus.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, especially “Risk Factors” and the financial statements and the related notes. Unless the context provides otherwise, all references herein to “Vislink Technologies”, the “Company”, “we”, “our” and “us” refer to Vislink Technologies, Inc. For definitions of certain industry terms used throughout this prospectus, please see “Glossary”.

Our Company

The overarching strategy of Vislink Technologies, Inc. (“Vislink Technologies,” the “Company,” “we,” “our” or “us”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. Vislink Technologies’ business lines include the main brands Integrated Microwave Technologies LLC (“IMT”) and Vislink Communications Systems (“Vislink” or “VCS”). There is considerable brand interaction, due to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities.

IMT:

IMT develops, manufactures and sells microwave communications equipment utilizing coded orthogonal frequency division multiplexing (“COFDM”) technology. COFDM is a transmission technique that combines encoding technology with orthogonal frequency division multiplexing modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, which has allowed IMT to develop integrated solutions that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.

Vislink:

VCS specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. VCS designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items. VCS serves two core markets: broadcast and media and law enforcement, public safety and surveillance. In the broadcast and media market, VCS provides broadcast communication links for the collection of live news and sports and entertainment events. VCS’ customers in the broadcast and media market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the law enforcement, public safety and surveillance market, VCS provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. VCS’ customers in the law enforcement, public safety and surveillance market include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.

Cost Reduction Initiatives

The Company completed a cost reduction plan announced in April 2018 that resulted in approximately $9.8 million in annual savings. Savings were realized through immediate cost reductions by eliminating certain personnel costs, associated benefits and reduction in other expenses. Specifically, the Company eliminated 83 full-time and contracted positions from the business, with salary and benefits savings totaling $8.9 million. The Company also removed $900,000 in annual non-labor costs from the business.

The Company also completed an additional $1.3 million in savings related to facilities consolidation. This includes consolidating the two sites in Colchester, U.K. into one, which was completed in April 2019 and the expected savings are approximately $0.5 million through June 2020. The Company also successfully completed a sublease related to its Billerica facility with expected savings of $0.6 million through May 31, 2021. As part of its cost cutting measures, the Company also vacated an office and warehouse in Sunrise, Florida when the lease expired on May 13, 2019 for total annual savings of approximately $0.2 million.

4

Our Strategy

After the completion of our cost reduction initiatives in May 2019, the plan going forward is to diversify and grow the business in the following industries: broadcast and media, sports and entertainment and public safety, surveillance and defense. These industries allow us to offer a broad array of end-to-end, high-reliability, high-data rate, long-range wireless video transmission solutions. Our solutions are being used for applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.

The key sector strategies for IMT and Vislink are to expand the various markets for existing miniature wireless video products, which include the educational sector, videographers, and video service providers, provide complete end-to-end solutions for the video surveillance market, and introduce complete end-to-end intellectual property (“IP”) technology into the broadcast and media market.

As integrated, Vislink is providing the Company with the opportunity to realize synergies with its IMT business unit, while allowing both entities to offer an expanded suite of services and product offerings in the markets that they are already active in. A key advantage is that there was limited overlap in product offerings, sales channels and market coverage between the two companies. For example, Vislink had a substantial client base in international markets where IMT has had a limited presence. In addition, IMT had a very strong product portfolio targeted to U.S. federal law enforcement and high-end sports broadcasting customers who now have access to additional solutions based on Vislink’s product configurations. Finally, Vislink has traditionally focused on licensed spectrum solutions, where IMT has pioneered the use of non-licensed spectrum for many applications. Combining Vislink Technologies’ shared spectrum and interference mitigation intellectual property with an expanded IMT/Vislink product lineup may provide an opening into additional customer bases that currently do not have access to licensed spectrum.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary.

These risks include, but are not limited to:

●	we have a history of operating losses and we may continue to realize net losses for at least the next 12 months;
●	we may not be able to continue as a going concern and may not be able to operate in the future;
●	our business depends upon our ability to generate sustained sales of our products and technology;
●	our business depends on our ability to continually develop and commercialize new products and technologies and penetrate new markets;
●	we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our technologies;
●	our industry is highly competitive and we may not be able to compete with companies with larger resources than we have;
●	we may require additional capital to develop new products;
●	new regulations or standards or changes in existing regulations or standards related to our products may result in unanticipated costs or liabilities;
●	we may fail to meet publicly announced financial guidance or other expectations about our business; and
●	our inability to continue to comply with the Nasdaq continued listing requirements.

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Company Information

The Company was originally organized as a limited liability company under the laws of the State of Delaware on August 26, 2002 under the name JTS Acquisitions, LLC. On March 21, 2003, we changed our name to xG Technology, LLC. Pursuant to a certificate of conversion and a certificate of incorporation filed with the State of Delaware on November 8, 2006, xG Technology, LLC converted to a Delaware corporation under the name xG Technology, Inc. Effective February 11, 2019, xG Technology, Inc. changed its name to Vislink Technologies, Inc. Our executive offices are located at 1515 Ringling Blvd., Suite 310, Sarasota, FL 34236, and our telephone number is (941) 953-9035. Our website address is www.vislinktechnologies.com. Information contained in our website does not form part of the report and is intended for informational purposes only.

As of January 1, 2019, we are no longer an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012.

Recent Developments

As disclosed in our Form 8-K filing on September 27, 2019, on September 26, 2019, we received a written notification from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) as the Company’s closing bid price was below $1.00 per share for the previous thirty (30) consecutive business days. Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180 calendar day compliance period, or until March 24, 2020, to regain compliance with the minimum bid price requirements. During the compliance period, the Company’s shares of Common Stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid of the Company’s shares of Common Stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180 calendar day grace period. If the Company is not in compliance by March 24, 2020, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirements. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of Common Stock will be subject to delisting. The Company intends to monitor its closing bid price for its common stock between now and March 24, 2020, and will consider available options to resolve the Company’s noncompliance with the minimum bid price requirement, as may be necessary. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.

On July 11, 2019, we consummated an underwritten public offering (the “July 2019 Offering”) of (i) 1,550,000 shares of Common Stock, as well as 900,000 shares of Common Stock issuable to the underwriters of the July 2019 Offering to cover over-allotments, (ii) pre-funded warrants exercisable for 4,450,000 shares of Common Stock, and (iii) warrants to purchase up to an aggregate of 6,000,000 shares of Common Stock, as well as warrants to purchase up to an additional 900,000 shares of Common Stock issuable to such underwriters to cover over-allotments. The gross proceeds to us from the July 2019 Offering, before deducting underwriting discounts and commissions and other estimated July 2019 Offering expenses, and excluding the exercise of any such pre-funded warrants or such warrants, was approximately $12 million.

On November 27, 2019, we consummated an underwritten public offering (the “November 2019 Offering”) of (i) 3,201,200 shares of Common Stock, as well as 2,264,145 shares of Common Stock issuable to the underwriters of the November 2019 Offering to cover over-allotments, (ii) pre-funded warrants exercisable for 11,893,100 shares of Common Stock, and (iii) warrants to purchase up to an aggregate of 11,320,725 shares of Common Stock, as well as Warrants to purchase up to an additional 1,698,108 shares of Common Stock issuable to the Underwriters to cover over-allotments. The gross proceeds to us from the November 2019 Offering, before deducting underwriting discounts and commissions and other estimated November 2019 Offering expenses, and excluding the exercise of any such pre-funded warrants or such warrants, was approximately $4 million.

On January 15, 2020, the Board appointed Carleton M. Miller to the roles of Chief Executive Officer of the Company and a member of the Board, effective January 15, 2020. In connection with this transition, Roger Branton resigned from his position as Chief Executive Officer of the Company. Mr. Branton remains the Company’s Chief Financial Officer and a member of its Board. On January 22, 2020, the Company entered into an employment agreement with Mr. Miller in connection with his appointment as Chief Executive Officer of the Company (the “Miller Employment Agreement”). Pursuant to the Miller Employment Agreement, Mr. Miller will receive an annual base salary of $330,000 per year, and an annual cash bonus in accordance with the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers. The Miller Employment Agreement also provides that Mr. Miller will receive an inducement award of a time-based option to purchase 2,155,481 shares of Common Stock under Nasdaq Listing Rule 5653(c)(4) outside of the Company’s existing equity compensation plans (the “Time-Based Option”), 25% of which will vest on January 22, 2021 and the remaining 75% of which will vest in substantially equal monthly installments over the 36-month period following such date, subject to Mr. Miller’s continued employment by the Company on the applicable vesting date. Pursuant to the Miller Employment Agreement, Mr. Miller will also receive an inducement award of a performance-based option to purchase 1,500,000 shares of Common Stock under Nasdaq Listing Rule 5653(c)(4) outside of the Company’s existing equity compensation plans (the “Performance-Based Option”). The Performance-Based Option will vest in three equal tranches of 500,000 shares upon the Company’s attainment, on or before the fifth anniversary of January 22, 2020, of specified cumulative EBITDA performance conditions, subject in each case to Mr. Miller’s continued employment by the Company on the applicable vesting date. The Time-Based Option and the Performance-Based Option both have exercise prices of $0.285 per share.

As previously reported on Current Reports on Form 8-K that were filed on December 26, 2019 and January 28, 2020, the Board appointed Ralph Faison and Brian K. Krolicki as directors, respectively, to fill existing vacancies on our Board.

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THE OFFERING

Common Stock offered by us	[____] shares ([____] shares if the underwriters exercise their over-allotment option in full to purchase shares of Common Stock at the public offering price) at an assumed public offering price of $[__] per share, which is the last reported sale price of our Common Stock on Nasdaq on [_____], 2020, and assuming no sale of any Pre-Funded Warrants.

Pre-Funded Warrants offered by us	We are also offering Pre-Funded Warrants to certain purchasers to purchasers whose purchase of shares of Common Stock in this offering would otherwise result in any such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant will be equal to the price per share at which shares of Common Stock are sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrant sold in this offering. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock that we are offering will be decreased on a one-for-one basis.

Warrants offered by us	We are also offering Warrants to purchase up to an aggregate of [____] shares of Common Stock. Each share of Common Stock and each Pre-Funded Warrant is being sold together with a Warrant to purchase 0.75 of one (1) share of Common Stock, provided that Warrants shall only be exercisable for whole shares and not fractional shares. Warrants will be exercisable at an exercise price of $[__] per share for each share of Common Stock issuable, will be exercisable (i) immediately upon issuance if exercised by paying the aggregate exercise price for the shares being exercised or exercising on a cashless basis for a net number of shares, as provided in the formula in the Warrants or (ii) beginning thirty (30) days after the original issuance date, if exercised on a Special Cashless Exercise (defined hereafter) basis and, in either case, will expire on the first anniversary of the original issuance date. Beginning thirty (30) days after the original issuance date, the Warrants may be exercised at the option of the holder on a cashless basis, in whole or in part, for a whole number of shares, equal to the same number of shares that would have been issued to the holder, if such holder had, instead, elected to exercise by paying the aggregate exercise price, in cash, without having to pay such aggregate exercise price (a “Special Cashless Exercise”). This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants.

Option to purchase additional securities	The underwriters have a 45-day option to purchase up to an additional [____] shares of Common Stock and/or Warrants to purchase up to [____] shares of Common Stock in any combination thereof, from us, on the same terms and conditions as the shares of Common Stock and the Warrants being offered in this offering, less underwriting discounts and commissions.

Common Stock outstanding prior to this offering	40,680,508 shares.

Common Stock to be outstanding after this offering	[____] shares, assuming the sale of $4,000,000 of our shares of Common Stock at an assumed public offering price of $[__] per share, which is the last reported sale price of our Common Stock on Nasdaq on [______], 2020, no sale of any Pre-Funded Warrants, no exercise of any of the Pre-Funded Warrants or Warrants issued in this offering, and no exercise of the underwriters’ over-allotment option).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $[_____], or $[______] if the underwriters’ option to purchase additional shares of Common Stock and/or Warrants is exercised in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 25 of this prospectus.

Risk Factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Market Symbol and Trading	Our Common Stock is listed on Nasdaq under the symbol “VISL”. There is no established trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a trading market for such securities to develop. We do not intend to list the Warrants or the Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants or the Pre-Funded Warrants will be extremely limited.

Outstanding Shares

Except as otherwise indicated herein, the number of shares of Common Stock to be outstanding immediately after this offering is based on 40,680,508 shares of our Common Stock outstanding as of January 31, 2020, and excludes, as of such date, (i) outstanding warrants to purchase up to 1,302,572 shares of our Common Stock at a weighted average price of $16.40 per share; (ii) outstanding options granted under our equity compensation plans to purchase up to 516,050 shares of our Common Stock at a weighted average price of $15.50 per share; and (iii) outstanding options granted as an inducement to our Chief Executive Officer, outside of our equity compensation plans for an aggregate of 3,655,481 shares of our Common Stock at a weighted average price of $0.285 per share.

Unless otherwise indicated, all information in this prospectus refers to or assumes:

●	the one-for-ten reverse stock split effective May 13, 2019;

●	no exercise of the Warrants and Pre-Funded Warrants issued in connection with this offering;

●	no exercise by the underwriters of their over-allotment option to purchase additional shares of Common Stock and/or Warrants.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider and read carefully all the risks and uncertainties described below, together with all the other information contained or incorporated by reference into this prospectus and in any free writing prospectus before deciding to invest in such securities. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements because of specific factors, including the risks described below and in the documents incorporated by reference herein.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should also consider the other information included in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) and subsequent quarterly reports filed with the SEC, which are incorporated herein by reference into this Registration Statement.

Risks Related to the Company and Our Business

We have included in our financial statements disclosure regarding our liquidity and financial condition as a result of our recurring operating losses and cash used from operations.

As reflected in the condensed consolidated financial statements, we had working capital and an accumulated deficit of $5.7 million and $246.2 million, respectively, at September 30, 2019. In addition, we had a loss from operations of approximately $10.8 million and cash used in operating activities of $6.1 million for the nine months ended September 30, 2019.

Our consolidated financial statements are prepared assuming we can continue as a going concern, which contemplates continuity of operations through realization of assets, and the settling of liabilities in the normal course of business. The Company completed a cost reduction plan announced in April 2018 that resulted in approximately $9.8 million in annual savings. Savings were realized through immediate cost reductions by eliminating certain personnel costs, associated benefits and reduction in other expenses. Specifically, the Company eliminated 83 full-time and contracted positions from the business, with salary and benefits savings totaling $8.9 million. The Company also removed $900,000 in annual non-labor costs from the business. The Company also completed an additional $1.3 million in savings related to facilities consolidation. This includes consolidating the two sites in Colchester, U.K. into one, which was completed in April 2019, and the expected savings are approximately $0.5 million through June 2020. The Company also successfully completed a sublease related to its Billerica facility with expected savings of $0.6 million through May 31, 2021. As part of its cost cutting measures, the Company also vacated office and warehouse in Sunrise, Florida when the lease expired on May 13, 2019 for total annual savings of approximately $0.2 million.

On July 11, 2019, we closed an underwritten public offering (the “July 2019 Offering”) for 1,550,000 shares of Common Stock, warrants to purchase 6,000,000 shares of Common Stock and, pre-funded warrants to purchase 4,450,000 shares of Common Stock in place of Common Stock. We received gross proceeds of $11,995,550 from the offering, before deducting underwriting-related fees and other offering expenses payable by us. We used a portion of the net proceeds from the equity financing to satisfy outstanding principal and accrued interest due on then-outstanding convertible promissory notes and the balance of the proceeds raised in such offering for working capital for daily operating expenditures.

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On November 27, 2019, we raised additional capital in an underwritten public offering in which we sold 3,201,200 shares of Common Stock, pre-funded warrants exercisable for 11,893,100 shares of Common Stock and warrants to purchase up to an aggregate of 11,320,725 shares of Common Stock. We received gross proceeds of $3,988,096.40 from the offering, before deducting underwriting-related fees and other offering expenses payable by us. We have used the proceeds raised in such offering to provide working capital for daily operating expenditures. Notwithstanding the receipt of the proceeds from such raise, the reduction of debt using proceeds from the July 2019 Offering, and our cost-reduction initiatives, we may lack adequate financial resources to generate cash from operations, because, among other reasons, our ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment and services.

At our 2019 Annual Meeting of Stockholders, we failed to obtain ratification by our stockholders of certain proposals submitted for approval of our stockholders at prior annual meetings, which could be deemed to be defective corporate acts.

At our 2015 Annual Meeting of Stockholders, our Board submitted to our stockholders, for their approval, (i) a proposal to approve our 2015 Employee Stock Purchase Plan and (ii) a proposal to approve our 2015 Incentive Compensation Plan. At our 2016 Annual Meeting of Stockholders our Board submitted to our stockholders, for their approval, (i) a proposal to approve our 2016 Employee Stock Purchase Plan and (ii) a proposal to approve our 2016 Incentive Compensation Plan. At our 2017 Annual Meeting of Stockholders our Board submitted to our stockholders, for their approval, (i) a proposal to approve an amendment to our 2016 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for sale under such plan; (ii) a proposal to approve an amendment to our 2016 Incentive Compensation Plan to increase the number of shares of Common Stock available for sale under such plan; and (iii) a proposal to approve our 2017 Incentive Compensation Plan.

At each of these annual meetings, our inspector of elections determined that the applicable proposal received the requisite stockholder approval pursuant to our amended and restated bylaws (“Bylaws”) and certified that the proposal passed, which was subsequently disclosed in an applicable Form 8-K. Questions have been raised as to whether the votes on such proposals were tabulated in accordance with the provisions of our Bylaws and whether the requisite number of votes were obtained to approve each of these proposals.

Pursuant to the provisions of Section 204 of the DGCL and in order to continue to remain in compliance with Nasdaq’s Listing Rules, we submitted all of these proposals, again, to our stockholders at our 2019 Annual Meeting of Stockholders for ratification in order to resolve any defects in the corporate acts relating to the approval of these proposals by our stockholders at the prior meetings. We were unable to obtain ratification by our stockholders for any of these proposals submitted to them at the 2019 Annual Meeting of Stockholders. Although we intend to resubmit these proposals again to our stockholders for ratification, there can be no assurance that any of these proposals will be ratified. In the event that we are unable to secure such ratifications, among other consequences, this could result in a determination that none of the shares issued by us under these plans were duly authorized and validly issued.

We are planning to hold another meeting early in 2020 to obtain approval and ratification for these measures, but there is no assurance that we will be able to do so.

We may require additional capital in the future to develop new products. If we do not obtain any such additional financing, if required, our business prospects, financial condition and results of operations will be adversely affected.

We may require additional capital in the future to develop new products. We may not be able to secure adequate additional financing when needed on acceptable terms, or at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the public offering price in this offering or the market price of our Common Stock at the time of such issuance. If we cannot secure sufficient additional funding we may be forced to forego strategic opportunities or delay, scale back and eliminate future product development.

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Defects or errors in our products and services or in products made by our suppliers could harm our brand and relations with our customers and expose us to liability. If we experience product recalls, we may incur significant expenses and experience decreased demand for our products.

Our products are inherently complex and may contain defects and errors that are only detectable when the products are in use. Because our products are used for both personal and business purposes, such defects or errors could have a serious impact on our end customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects or impurities in our components, materials or software, equipment failures or other difficulties could adversely affect our ability, and that of our customers, to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers may also experience component or software failures or defects that could require significant product recalls, rework and/or repairs that are not covered by warranty reserves.

We may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our Common Stock to decline in value.

From time to time, we provide preliminary financial results or forward-looking financial guidance, to our investors. Such statements are based on our current views, expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results, performance, achievements or share prices to be materially different from any future results, performance, achievements or share prices expressed or implied by such statements. Such risks and uncertainties include, among others, changes to the assumptions used to forecast or calculate such guidance

Although certain technical problems experienced by users may not be caused by our products, our business and reputation may be harmed if users perceive our solutions as the cause of a slow or unreliable network connection, or a high-profile network failure.

We expect that our products will be in many different locations and user environments and will be capable of providing transmission of video, mobile broadband connectivity and interference mitigation, among other applications. The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. Although certain technical problems experienced by users may not be caused by our products, users often may perceive the underlying cause to be a result of poor performance of our technology. This perception, even if incorrect, could harm our business and reputation. Similarly, a high-profile network failure may be caused by improper operation of the network or failure of a network component that we did not supply, but other service providers may perceive that our products were implicated, which, even if incorrect, could harm our business, operating results and financial condition.

Our ability to sell our products will be highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services would have a material adverse effect on our sales and results of operations.

Once our products are deployed, our channel partners and end-customers will depend on our support organization to resolve any issues relating to our products. A high level of support will be important for the successful marketing and sale of our products. In many cases, our channel partners will likely provide support directly to our end-customers. We will not have complete control over the level or quality of support provided by our channel partners. These channel partners may also provide support for other third-party products, which may potentially distract resources from support for our products. If we and our channel partners do not effectively assist our end-customers in deploying our products, succeed in helping our end-customers quickly resolve post-deployment issues or provide effective ongoing support, our ability to sell our products to existing end-customers could be adversely affected and our reputation with potential end-customers could be harmed. In some cases, we guarantee a certain level of performance to our channel partners and end-customers, which could prove to be resource-intensive and expensive for us to fulfill if unforeseen technical problems were to arise.

We may fail to recruit and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

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We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our executive officers because of their expertise and experience in the telecommunications industry. We have agreements with our executive officers containing customary non-disclosure, non-compete, confidentiality and assignment of inventions provisions. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

We purchase some components, subassemblies and products from a limited number of suppliers. The loss of any of these suppliers may substantially disrupt our ability to obtain orders and fulfill sales as we design and qualify new components.

We sometimes rely on third party components and technology to build and operate our products, and, until full integration with IMT and VCS, we may rely on our contract manufacturers to obtain the components, subassemblies and products necessary for the manufacture of our products. Shortages in components that we use in our products are possible, and our ability to predict the availability of such components is limited. While components and supplies are generally available from a variety of sources, we and our contract manufacturers currently depend on a single or limited number of suppliers for several components for our products. If our suppliers of these components or technology were to enter into exclusive relationships with other providers of wireless networking equipment or were to discontinue providing such components and technology to us and we were unable to replace them cost effectively, or at all, our ability to provide our products would be impaired. We and our contract manufacturers generally rely on purchase orders rather than long-term contracts with these suppliers. As a result, even if available, we and our contract manufacturers may not be able to secure sufficient components at reasonable prices or of acceptable quality to build our products in a timely manner. Therefore, we may be unable to meet customer demand for our products, which would have a material adverse effect on our business, operating results and financial condition.

We do not have long-term contracts with our existing contract manufacturers. The loss of any of our existing contract manufacturers could have a material adverse effect on our business, operating results and financial condition.

We do not have long-term contracts with our existing contract manufacturers. If any of our existing contract manufacturers are unable or unwilling to manufacture our products in the future, the loss of such contract manufacturers could have a material adverse effect on our business, operating results and financial condition.

Our intellectual property protections may be insufficient to properly safeguard our technology.

Our success and ability to compete effectively are, in large part, dependent upon proprietary technology that we have developed internally. Given the rapid pace of innovation and technological change within the wireless and broadband industries, the technological and creative skill of our personnel, consultants and contractors and their ability to develop, enhance and market new products and upgrades to existing products are critical to our continued success. We rely primarily on patent laws to protect our proprietary rights. As of January 31, 2020, in the United States, we have 47 patents granted, no patent applications pending and no provisional applications pending. Internationally, we have 17 patents granted and no patent applications pending. There can be no assurance that patents pending or future patent applications will be issued, or that if issued, we would have the resources to protect any such issued patent from infringement. Further, we cannot patent much of the technology that is important to our business. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with our employees, consultants, contractors, customers and vendors, to establish and protect our rights to this technology and, to the best extent possible, control the access to and distribution of our technology, software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use this technology without authorization. Policing unauthorized use of this technology is difficult. There can be no assurance that the steps that we take or will take will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technology we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions. Litigation may be necessary in the future to enforce or protect our rights.

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We may be subject to claims of intellectual property infringement or invalidity. Expenses incurred with respect to monitoring, protecting, and defending our intellectual property rights could adversely affect our business.

Competitors and others may infringe on our intellectual property rights, or may allege that we have infringed on theirs. Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect infringement or misappropriation of our proprietary rights. We may also incur significant litigation expenses in protecting our intellectual property or defending our use of intellectual property, reducing our ability to fund product initiatives. These expenses could have an adverse effect on our future cash flows and results of operations. If we are found to infringe on the rights of others we could be required to discontinue offering certain products or systems, to pay damages, or purchase a license to use the intellectual property in question from its owner. Litigation can also distract management from the day-to-day operations of the business.

Enforcement of our intellectual property rights abroad, particularly in China, is limited and it is often difficult to protect and enforce such rights.

Patent protection outside the United States is generally not as comprehensive as in the United States and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Even if patents are granted outside the United States, effective enforcement in those countries may not be available. Many companies have encountered substantial intellectual property infringement in countries where we sell, or intend to sell, products or have our products manufactured.

In particular, the legal regime relating to intellectual property rights in China is limited and it is often difficult to protect and enforce such rights. The regulatory scheme for enforcing China’s intellectual property laws may not be as developed as regulatory schemes in other countries. Any advancement of an intellectual property enforcement claim through China’s regulatory scheme may require an extensive amount of time, allowing intellectual property infringers to continue largely unimpeded, to our commercial detriment in the Chinese and other export markets. In addition, rules of evidence may be unclear, inconsistent or difficult to comply with, making it difficult to prove infringement of our intellectual property rights. As a result, enforcement cases involving technology, such as copyright infringement of software code, or unauthorized manufacture or sale of products containing patented inventions, may be difficult or not possible to sustain.

These factors may make it increasingly complicated for us to enforce our intellectual property rights against parties misappropriating or copying our technology or products without our authorization, allowing competing enterprises to harm our business in the Chinese or other export markets by affecting the pricing for our products, reducing our own sales and diluting our brand or product quality reputation.

The intellectual property rights of others may prevent us from developing new products or entering new markets.

The telecommunications industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products and expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing new products or expanding into new markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

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Further impairment charges could have a material adverse effect on our financial condition and results of operations.

We are required to test our finite-lived intangible assets for impairment if events occur or circumstances change that would indicate the remaining net book value of the finite-lived intangible assets might not be recoverable. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions and other factors. If the fair value of our finite-lived intangible assets is less than their book value in the future, we could be required to record impairment charges. Although we did not recognize any impairment in 2017, during 2018, we recognized an asset impairment charge of $473,000 of which included $168,000 related to software development costs due to our analysis of the net realizable value of our capitalized software costs. The amount of any further impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.

We rely on the availability of third-party licenses. If these licenses are available to us only on less favorable terms or not at all in the future, our business and operating results would be harmed.

We have incorporated third-party licensed technology into our products. It may be necessary in the future to renew licenses relating to various aspects of these products or to seek additional licenses for existing or new products. There can be no assurance that the necessary licenses will be available on acceptable terms or at all. The inability to obtain certain licenses or other rights, or to obtain those licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in delays in product releases until such time, if ever, as equivalent technology could be identified, licensed or developed and integrated into our products and might have a material adverse effect on our business, operating results and financial condition. Moreover, the inclusion in our products of intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.

Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.

We expect to base our inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.

As our customer base increases, we expect to place orders with our contract manufacturers based on our forecasts of our customers’ demand. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forego revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more inventory than we are able to sell at any given time or at all. In addition, we grant our distributors stock rotation rights, which require us to accept stock back from a distributor’s inventory, including obsolete inventory. As a result of our failure to properly estimate demand for our products, we could have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage inventory relative to demand would adversely affect our operating results.

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If our technology does not work as well as planned or if we are unsuccessful in developing and selling new products or in penetrating new markets, our business and operating results would suffer.

Our success and ability to compete are dependent on technology which we have developed or may develop in the future. There is a risk that the technology that we have developed or may develop may not work as intended, or that the marketing of the technology may not be as successful as anticipated. Further, the markets in which we and our customers compete or plan to compete are characterized by constantly and rapidly changing technologies and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis to keep pace with market needs and satisfy the demands of customers. A fundamental shift in technologies in any of our target markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenue and a loss of customer wins to our competitors. The development of new technologies and products generally require substantial investment and can require long development and testing periods before they are commercially viable. We intend to continue to make substantial investments in developing new technologies and products and it is possible that that we may not successfully be able to develop or acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost and that our new technologies and products will not result in meaningful revenue. Any delays in developing and releasing new or enhanced products could cause us to lose revenue opportunities and customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our revenue will not increase over time and our operating results and competitive position would suffer.

Computer malware, viruses, hacking and phishing attacks could harm our business and results of operations.

Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to attract and retain customers.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If our estimates relating to our critical accounting policies are based on assumptions or judgments that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires our management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of financial analysts and investors, resulting in a decline in our stock price. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments, and debt discounts and the valuation of the assets and liabilities acquired by us.

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Our exposure to the credit risks of our customers may make it difficult to collect accounts receivable and could adversely affect our operating results and financial condition.

In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. Economic conditions may impact some of our customers’ ability to pay their accounts payable. While we will attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, we have written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur.

Demand for our defense-related products and products for emergency response services depends on government spending.

The U.S. military market is largely dependent upon government budgets, particularly the defense budget. The funding of government programs is subject to Congressional appropriation. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations. No assurance can be given that an increase in defense spending will be allocated to programs that would benefit our business. A decrease in levels of defense spending or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized could have a material adverse effect on our financial position and results of operations.

In addition, the sale of our products to local municipalities for emergency response services depends on government spending allocated to such areas. There can be no assurance that government spending will be allocated to emergency response services at a level that would benefit our business. A decrease in levels of government spending for emergency response services, or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized with respect to emergency response services, could have a material adverse effect on our financial position and results of operations.

Our failure to obtain and maintain required certifications could impair our ability to bid on defense contracts.

In order for us to participate in certain government programs we could be required to obtain and maintain quality certification and certain standards for Department of Defense wireless security such as certification by the Joint Interoperability and Test Command and to meet production standards in order to be eligible to bid on government contracts. If we fail to maintain these certifications or any additional certification which may be required, we will be ineligible to bid for contracts which may impair our financial operations and consequently, our ability to continue in business.

Regulation of the telecommunications industry could harm our operating results and future prospects.

The traditional telecommunications industry is highly regulated, and our business and financial condition could be adversely affected by changes in regulations relating to the Internet telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or commerce on intellectual property networks, but future regulations could include sales taxes and tariffs in previously unregulated areas and provider access charges. We could be adversely affected by regulation of intellectual property networks and commerce in any country where we market equipment and services to service or content providers. Regulations governing the range of services and business models that can be offered by service providers or content providers could adversely affect those customers’ needs for products designed to enable a wide range of such services or business models. For instance, the U.S. Federal Communications Commission (“FCC”) has issued regulations governing aspects of fixed broadband networks and wireless networks. These regulations might impact service provider and content provider business models and as such, providers’ needs for Internet telecommunications equipment and services. In addition, many jurisdictions are evaluating or implementing regulations relating to cyber security, privacy and data protection, which could affect the market and requirements for networking and security equipment.

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In addition, environmental regulations relevant to electronic equipment manufacturing or operations may impact our business and financial condition adversely. For instance, the European Union has adopted regulations on Electronic waste, e-waste, e-scrap, or waste electrical and electronic equipment, Restriction of the Use of Certain Hazardous Substances and Registration, Evaluation, Authorization and Restriction of Chemicals. Furthermore, some governments have regulations prohibiting government entities from purchasing security products that do not meet specified indigenous certification criteria even though those criteria may be in conflict with accepted international standards. Similar regulations are in effect or under consideration in several jurisdictions where we do business.

The adoption and implementation of such regulations could decrease demand for our products, increase the cost of building and selling our products and impact our ability to ship products into affected areas and recognize revenue in a timely manner. Any of these impacts could have a material adverse effect on our business, financial condition, and results of operations.

Risks Relating to Our Industry

Our industry is subject to rapid technological change, and we must make substantial investments in new products, services and technologies to compete successfully.

New technological innovations generally require a substantial investment before they are commercially viable. We intend to continue to make substantial investments in developing new products and technologies, and it is possible that our development efforts will not be successful and that our new technologies will not result in meaningful revenues. Our future success will depend on our ability to continue to develop and introduce new products, technologies and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, protect our intellectual property, satisfy customer requirements, meet customer expectations, price our products and services competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technologies, and products and technologies currently under development, obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technologies in commercial quantities, demand for our products and our customers’ and licensees’ products that use our technologies could decrease, and our competitive position could be damaged.

We may be subject to infringement claims in the future.

We may be unaware of filed patent applications and issued patents that could include claims covering our products. Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell or supply our products or license our technology and could cause us to pay substantial royalties, licensing fees or damages. The defense of any lawsuit could divert management’s efforts and attention from ordinary business operations and result in time-consuming and expensive litigation, regardless of the merits of such claims. These outcomes may (i) require us to stop selling products or using technology that contains the allegedly infringing intellectual property; (ii) require us to redesign those products that contain the allegedly infringing intellectual property; (iii) require us to pay substantial damages to the party whose intellectual property rights we may be found to be infringing; (iv) result in the loss of existing customers or prohibit the acquisition of new customers; (v) cause us to attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all; (vi) materially and adversely affect our brand in the market place and cause a substantial loss of goodwill; (vii) cause our stock price to decline significantly; (viii) materially and adversely affect our liquidity, including our ability to pay debts and other obligations as they become due; or (ix) lead to our bankruptcy or liquidation.

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Our industry is highly competitive and we may not be able to compete effectively.

The communications industry is highly competitive, rapidly evolving, and subject to constant technological change. We expect that new competitors are likely to join existing competitors. Many of our competitors may be larger and have greater financial, technical, operational, marketing and other resources and experience than we do. In the event that a competitor expends significant resources, we may not be able to successfully compete. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide products. If our competitors were to provide better and more cost effective products than our products we may not be able to capture any significant market share.

Regulation of Voice over Internet Protocol (“VoIP”) services is developing and therefore uncertain and future legislative, regulatory or judicial actions could adversely affect our business.

VoIP services have developed in an environment largely free from government regulation. However, the United States and other countries have begun to assert regulatory authority over VoIP and are continuing to evaluate how VoIP will be regulated in the future. Both the application of existing rules to us and our prospective customers and the effects of future regulatory developments are uncertain. Future legislative, judicial or other regulatory actions could have a negative effect on our business. In addition, future regulatory developments could increase our cost of doing business and limit its growth.

New regulations or standards or changes in existing regulations or standards in the United States or internationally related to our products may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and future sales, and could place additional burdens on the operations of our business.

Our products may be subject to governmental regulations in a variety of jurisdictions. In order to achieve and maintain market acceptance, our technology and products will have to comply with these regulations as well as a significant number of industry standards. In the United States, our technology and products will have to comply with various regulations defined by the FCC and others. We may also have to comply with similar international regulations. For example, our wireless communication products operate through the transmission of radio signals, and radio emissions are subject to regulation in the United States and in other countries in which we intend to do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the FCC, the Occupational Safety and Health Administration and various state agencies have promulgated regulations that concern the use of radio/electromagnetic emissions standards. Member countries of the European Union have enacted similar standards concerning electrical safety and electromagnetic compatibility and emissions, and chemical substances and use standards.

As these regulations and standards evolve, and if new regulations or standards are implemented, we may be required to modify our technology or products or develop and support new versions of our technology or products, and our compliance with these regulations and standards may become more burdensome. The failure of technology or our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay introduction of our technology or products, which could harm our business. End-customer uncertainty regarding future policies may also affect demand for communications products, including our products. Moreover, channel partners or end-customers may require us, or we may otherwise deem it necessary or advisable, to alter our technology or products to address actual or anticipated changes in the regulatory environment. Our inability to alter our technology or products to address these requirements and any regulatory changes may have a material adverse effect on our business, operating results and financial condition.

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Compliance with environmental, health and safety laws and regulations, including new regulations requiring higher standards, may increase our costs, limit our ability to utilize supply chains, and force design changes to our products.

Our operations are subject to a variety of environmental, health and safety laws and regulations and equivalent local, state, and regulatory agencies in each of the jurisdictions in which we currently operate or may operate in the future. The manufacturing of our products uses substances regulated under various federal, state, local laws and regulations governing the environment and worker health and safety. If we, including any contract manufacturers that we may employ, do not comply with these laws including any new regulations, such non-compliance could reduce the net realizable value of our products, which would result in an immediate charge to our income statements. Our non-compliance with such laws could also negatively impact our operations and financial position as a result of fines, penalties that may be imposed on us, and increase the cost of mandated remediation or delays to any contract manufacturers we may utilize, thus we may suffer a loss of revenues, be unable to sell our products in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Costs to comply with current laws and regulations and/or similar future laws and regulations, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We cannot assure you that the costs to comply with these new laws or with current and future environmental and worker health and safety laws will not have a material adverse effect on our business, operating results and financial condition.

Governmental regulations affecting the import or export of products or affecting products containing encryption capabilities could negatively affect our revenues.

The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring certification, notifications, review of source code, or the escrow and governmental recovery of private encryption keys. For example, Russia and China recently have implemented new requirements relating to products containing encryption and India has imposed special warranty and other obligations associated with technology deemed critical. Governmental regulation of encryption or IP networking technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international and domestic sales prospects and adversely affect our revenue expectation. In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on import or export privileges or adversely affect sales to government agencies or government funded projects.

If wireless devices pose safety risks, we may be subject to new regulations, and demand for our products and those of our licensees and customers may decrease.

Concerns over the effects of radio frequency emissions, even if unfounded, may have the effect of discouraging the use of wireless devices, which may decrease demand for our products and those of our licensees and customers. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless phones and other wireless devices. In addition, interest groups have requested that the FCC investigate claims that wireless communication technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. Concerns have also been expressed over the possibility of safety risks due to a lack of attention associated with the use of wireless devices while driving. Any legislation that may be adopted in response to these expressions of concern could reduce demand for our products and those of our licensees and customers in the United States as well as foreign countries.

Risks Relating to our Securities and this Offering

Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of Common Stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of Common Stock.

The exercise or conversion of some or all of our outstanding options, warrants, or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of January 31, 2020, we have (i) outstanding warrants to purchase up to 1,302,572 shares of our Common Stock at a weighted exercise price of $16.40 per share; (ii) outstanding options granted under our equity compensation plans to purchase up to 516,050 shares of our Common Stock at a weighted average price of $15.50 per share; and (iii) outstanding options granted as an inducement to our Chief Executive Officer, outside of our equity compensation plans for an aggregate of 3,655,481 shares of our Common Stock at a weighted average price of $0.285 per share.

To the extent warrants and/or conversion rights are exercised, additional shares of Common Stock will be issued, and such issuance will dilute stockholders.

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In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our shares of Common Stock. Substantial dilution and/or a substantial increase in the number of shares of Common Stock available for future resale may negatively impact the trading price of our shares of Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock and you may lose all or part of your investment.

The market price of our shares of Common Stock is particularly volatile given our status as a relatively unknown company with a generally small and thinly traded public float and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of Common Stock could, for example, decline precipitously in the event that a large number of our shares of Common Stock are sold on the market without commensurate demand. In addition, because we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our Common Stock. Many of these factors are beyond our control and may decrease the market price of our shares of Common Stock, regardless of our operating performance.

The market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the price at which you acquired them.

The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

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●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	we may fail to meet publicly announced financial guidance or other expectations about our business.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

There is no public market for the Pre-Funded Warrants or the Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

Holders of Pre-Funded Warrants or Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our Common Stock.

Until holders of Pre-Funded Warrants or Warrants acquire shares of our Common Stock upon exercise thereof, holders of such warrants will have no rights with respect to the shares of our Common Stock underlying such warrants. Upon exercise of the Pre-Funded Warrants or Warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrants have a cashless provision, that if applicable and exercised, could cause downward pressure on the price of our common stock.

The Warrants provide that beginning thirty (30) days from issuance the Warrants may be exercised on a cashless basis for a whole number of shares equal to the number of shares that would have been issued to the holder if such holder had elected to exercise by paying the aggregate exercise price in cash. If such cashless exercise provision is implemented, no proceeds will be received by the Company and assuming no adjustments to the Warrants are made, an additional [_______] shares of common stock will be issued. This type of exercise, and the shares issuable upon such exercise, may cause downward pressure on the price of our common stock. There can be no assurance that the cashless provisions will not become effective, or that if such provisions do become operative, that there will not be any downward pressure on the price of our common stock.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Our amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), and our Bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing the Board of Directors to issue, without stockholder approval, preferred stock with rights senior to those of our Common Stock;

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●	limiting the persons who may call special meetings of stockholders; and

●	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the DGCL govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our Board of Directors.

These and other provisions in our Certificate of Incorporation and our Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our Common Stock and result in the market price of our Common Stock being lower than it would be without these provisions.

If we are not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist our common stock.

Our Common Stock is currently listed on Nasdaq. In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On September 26, 2019, we were notified by Nasdaq that the bid price of our Common Stock had failed to satisfy the minimum bid price requirement and in accordance with Nasdaq’s Listing Rules, the Company has been granted a 180 calendar day compliance period, or until March 24, 2020, to regain compliance with the minimum bid price requirements. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180 calendar day grace period. If the Company is not in compliance by March 24, 2020, the Company may be afforded a second 180 calendar day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirements. In addition, the Company would be required to notify Nasdaq of its intent to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary. See “Recent Developments” on page 6 of this prospectus regarding Nasdaq’s written notification to the Company.

There can be no assurances that we will be able to regain compliance with Nasdaq’s listing standards or if we do later regain compliance with Nasdaq’s listing standards, will be able to continue to comply with the applicable listing standards. Although we are currently in compliance with such listing standards, we may, again, in the future, fall out of compliance with such standards. If we are unable to maintain compliance with these Nasdaq requirements, our Common Stock will be delisted from Nasdaq.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

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A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our Common Stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of Common Stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of Common Stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our Common Stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our share price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

We acknowledge material weaknesses in the controls and procedures of our financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations, including timeliness, or result in material misstatements of our financial statements. If we continue to fail to remediate our material weaknesses or if we fail to implement effective controls and procedures for our financial reporting, our ability to accurately and timely report our financial results could be adversely affected, which likely would adversely affect the value of our Common Stock.

Our management has previously identified material weaknesses in our internal control over financial reporting as a result of not properly performing an effective risk assessment or monitoring of our internal controls over financial reporting. Notwithstanding the completed integration of IMT and Vislink, there remain risks related to the timing and accuracy of the information from various accounting and Material Requirement Planning (“MRP”) systems whereby the Company has experienced delays in receiving information in a timely manner from its subsidiaries. As of September 30, 2019, we concluded that certain of these material weaknesses continued to exist.

The Company made modest improvements on the integration of information issues in 2019 as we worked to implement a single accounting and MRP system. In October 2019, the Company successfully tested such system with anticipated full adoption by March 31, 2020. The Company is continuing to further remediate the material weakness identified above as its resources permit.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our internal control systems to prevent error or fraud could materially adversely impact us, could lead to restatements of our financial statements and investors not being able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC, and could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation. Any such failure could also cause investors to lose confidence in our reported financial information or our ongoing ability to meet SEC filing deadlines, which likely would adversely affect the value of our Common Stock and severely limit or even eliminate the prospects for our success in obtaining new capital.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the sections entitled “Business” in the Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (the “September 2019 Form 10-Q”), as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

●	our projected financial position;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our products;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current products;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competitors and products that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our products;

●	market acceptance of our products, the size and growth of the potential markets for our current products and any future products that we may seek to develop, and our ability to serve those markets; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

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We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” beginning on page 8 of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of our Common Stock, Warrants and Pre-Funded Warrants in this offering will be approximately $[___] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the over-allotment option and a public offering price of $[__] per share, which is the last reported sale price of our Common Stock on Nasdaq on January [__], 2020, and excluding the proceeds, if any, from the exercise of any Warrants issued in this offering. We will only receive additional proceeds from the exercise of the Pre-Funded Warrants and the Warrants issuable in this offering if such Pre-Funded Warrants and Warrants are exercised at their respective exercise prices of $0.001 and $[___] per share of Common Stock and the holders of such Warrants pay the exercise price of such Warrants in cash.

As of January 31, 2020, we had cash and cash equivalents of approximately $1.5 million. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

This expected use of net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including timing of receipts from customers. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies.

We anticipate existing cash and cash equivalents and the net proceeds from this offering will be sufficient to fund our planned operations for the next 12 months.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering or the amounts we will spend on the uses set forth above. Pending our use of the net proceeds from this offering, we intend to invest a portion of the net proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments and U.S. government securities.

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DIVIDEND INFORMATION

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. We expect to retain all available funds and any future earnings to support operations and fund the development and growth of our business. Our board of directors has the right to authorize the issuance of preferred stock in the future, without further stockholder approval, the holders of which may have preferences over the holders of our Common Stock as to payment of dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019:

●	on an actual basis as of September 30, 2019;

●	on a pro forma basis to give effect to our receipt of (a) net proceeds of approximately $3,521,000 from our November 2019 Offering, which includes the receipt of $11,893 upon the exercise of the warrants and pre-funded warrants that were sold in the November 2019 Offering, and (b) the issuance of 26,267,000 shares of Common Stock, consisting of (i) 3,201,200 shares of Common Stock, (ii) 11,893,100 shares of Common Stock issued upon the exercise of pre-funded warrants, and (iii) 11,172,700 shares of Common Stock issued upon the exercise of warrants, all of which were issued in connection with the November 2019 Offering; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of shares of our Common Stock and accompanying Warrants in this offering at an assumed public offering price of $[__] per share and accompanying Warrant, which is the last reported sale price for our Common Stock on Nasdaq on January [__], 2020, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no Pre-Funded Warrants are issued.

All share and price information immediately above has been adjusted to reflect the 1-for-10 reverse stock split, effective May 13, 2019.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and our September 2019 Form 10-Q, which are incorporated by reference herein.

	September 30, 2019
	(Unaudited) (in Thousands)
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$505	$4,026	$

Convertible Promissory Notes	0	0
Stockholders’ equity:
Preferred stock, $0.00001 par value per share: 10,000,000 shares authorized; 0, 0 and 0 shares issued and outstanding – actual as of September 30, 2019, pro forma and pro forma as adjusted
Common stock, $0.00001 par value per share:
100,000,000 shares authorized, 14,307,222, 40,574,222 and [________], shares issued and outstanding – actual as of September 30, 2019, pro forma and pro forma as adjusted
Additional paid-in capital	258,015	261,536
Accumulated other comprehensive income	357	357
Treasury stock, at cost	(277)	(277)
Accumulated deficit	(246,185)	(246,185)

Total stockholders’ equity	11,910	15,431

Total capitalization	$12,415	$19,457	$

Except as otherwise indicted herein, the number of shares of our Common Stock to be outstanding after this offering is based on 40,574,222 shares of Common Stock outstanding as of January 31, 2020, plus the shares of Common Stock offered hereby, and excludes:

●	the exercise of outstanding warrants to purchase 1,302,572 shares of Common Stock, as of January 31, 2020;

●	the exercise by the underwriters of their over-allotment option to purchase additional shares of Common Stock and/or Warrants; and

●	the exercise of any warrants issued in connection with this offering; and

●	the net issuance of 106,286 shares of Common Stock subsequent to September 30, 2019.

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DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2019 was $8.8 million, or $0.61 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding as of September 30, 2019.

Our pro forma net tangible book value as of September 30, 2019 was $12.3 million, or $0.30 per share of our Common Stock after giving effect to our receipt of (a) net proceeds of approximately $3,521,000 from our November 2019 Offering, which includes the receipt of $11,893 upon the exercise of the warrants and pre-funded warrants that were sold in the November 2019 Offering, and (b) the issuance of 26,267,000 shares of Common Stock, consisting of (i) 3,201,200 shares of Common Stock, (ii) 11,893,100 shares of Common Stock issued upon the exercise of pre-funded warrants, and (iii) 11,172,700 shares of Common Stock issued upon the exercise of warrants, all of which were issued in connection with the November 2019 Offering. After giving effect to the pro forma adjustments and the issuance and sale of [ ] shares of our Common Stock in this offering at an assumed public offering price of $[ ] per share and accompanying Warrant, which is the last reported sale price of our Common Stock on Nasdaq on [_________], 2020, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the over-allotment option and no issuance of Pre-Funded Warrants, our pro forma as adjusted net tangible book value as of September 30, 2019 would have been approximately $[___] million, or $[ ], per share. This represents an immediate [increase][decrease] in net tangible book value per share of $[ ] to existing stockholders and immediate dilution of $[ ] per share to new investors purchasing Common Stock in this offering. Dilution per share to new investors is determined by subtracting as pro forma adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Historical net tangible book value per share as of September 30, 2019	$0.61
Pro forma, to reflect the decrease in net tangible book value as a result of the November 2019 offering	0.30
[Increase][Decrease] in net tangible book value per share attributable to new investors purchasing shares from us in this offering
Pro forma as adjusted net tangible book value per share after this offering		$
Dilution per share to new investors		$

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. Each $1.00 increase (decrease) in the assumed public offering price of $[  ] per share and accompanying Warrant, which is the last reported sale price of our Common Stock on Nasdaq on [_______], 2020, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $[  ] and the dilution per share to new investors purchasing shares in this offering would be approximately $[  ], assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, no Pre-Funded Warrants are issued, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1.0 million shares and accompanying Warrants offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share and the dilution per share and accompanying Warrant to new investors purchasing securities in this offering by $[  ], assuming that the assumed public offering price remains the same, no Pre-Funded Warrants are issued, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriters at pricing.

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EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2019 and 2018

The following table sets forth all plan and non-plan compensation for the last two completed fiscal years paid to all individuals who served as the Company’s principal executive officer (“PEO”) or acted in a similar capacity and the Company’s two other most highly compensated executive officers during the last completed fiscal year, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to all of these individuals collectively as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Roger G. Branton, Chief Executive Officer (former) and Chief Financial Officer(1)	2019	350,000	56,000	—	77,747	—	—	27,110	(2)	510,857
	2018	293,800	—	104,000	73,873	—	—	19,615	(3)	491,288
John B. Payne IV, Chief Operating Officer	2019	350,000	56,000	—	77,467	—	—	30,299	(4)	513,766
	2018	286,917	—	78,000	73,873	—	—	28,428	(5)	467,218
George F. Schmitt, Chief Executive Officer (former)(6)	2019	—	—	—	—	—	—	—		—
	2018	87,500	—	104,000	73,873	—	—	—		265,373

(1)	On January 15, 2020, Roger G. Branton resigned as Chief Executive Officer. In connection with Mr. Branton’s resignation, the Board appointed Carleton M. Miller as Chief Executive Officer. Mr. Branton continues to serve as Chief Financial Officer.
(2)	$27,110 of medical and dental insurance premiums were paid by the Company during fiscal year 2019 for the benefit of Mr. Branton.
(3)	$19,615 of medical and dental insurance premiums were paid by the Company during fiscal year 2018 for the benefit of Mr. Branton.
(4)	$12,389 of medical insurance premiums, $2,910 of dental insurance premiums and $15,000 of car allowance were paid by the Company during fiscal year 2019 for the benefit of Mr. Payne.
(5)	$10,523 of medical insurance premiums, $2,905 of dental insurance premiums and $15,000 of car allowance were paid by the Company during fiscal year 2018 for the benefit of Mr. Payne.
(6)	George F. Schmitt retired from his position as Chief Executive Officer of the Company on April 23, 2018.
(7)	Amounts relate to grants of stock options made under the 2015 and 2016 Incentive Compensation Plans. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation.”

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Employment Agreements

Carleton M. Miller

On January 22, 2020, the Company entered into an employment agreement with Carleton M. Miller in connection with his appointment as Chief Executive Officer of the Company (the “Miller Employment Agreement”). Pursuant to the Miller Employment Agreement, Mr. Miller will receive an annual base salary of $330,000 per year, and an annual cash bonus in accordance with the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers. The Miller Employment Agreement also provides that Mr. Miller will receive an inducement award of a time-based option to purchase 2,155,481 shares of Common Stock under Nasdaq Listing Rule 5653(c)(4) outside of the Company’s existing equity compensation plans (the “Time-Based Option”), 25% of which will vest on January 22, 2021 and the remaining 75% of which will vest in substantially equal monthly installments over the 36-month period following such date, subject to Mr. Miller’s continued employment by the Company on the applicable vesting date. Pursuant to the Miller Employment Agreement, Mr. Miller will also receive an inducement award of a performance-based option to purchase 1,500,000 shares of Common Stock under Nasdaq Listing Rule 5653(c)(4) outside of the Company’s existing equity compensation plans (the “Performance-Based Option”). The Performance-Based Option will vest in three equal tranches of 500,000 shares upon the Company’s attainment, on or before the fifth anniversary of January 22, 2020, of specified cumulative EBITDA performance conditions, subject in each case to Mr. Miller’s continued employment by the Company on the applicable vesting date. The Time-Based Option and the Performance-Based Option both have exercise prices of $0.285 per share.

Outstanding Equity Awards as of December 31, 2019

The following table presents information regarding the outstanding options held by our Named Executive Officers as of December 31, 2019:

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Roger G. Branton(1)	10,000	5,000	15.50	3/24/2027
John Payne(2)	10,000	5,000	15.50	3/24/2027

(1)	5,000 of these options vested on March 24, 2018, 5,000 of these options vested on March 24, 2019, and 5,000 of these options vest on March 24, 2020.
(2)	5,000 of these options vested on March 24, 2018, 5,000 of these options vested on March 24, 2019, and 5,000 of these options vest on March 24, 2020.

Narrative Disclosure to Outstanding Equity Awards Table

The Board authorized cancellation of all of the outstanding options granted under its equity compensation plans, including those held by the Company’s Named Executive Officers because such options were out-of-the-money and the Company is planning to replace those options with incentive compensation on a more cash-based award system. As of the date of this prospectus, none of those options have been cancelled.

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Director Compensation for Fiscal Year 2019

The Company compensates our non-employee directors on a negotiated basis including expenses for their service. In the fiscal year ended December 31, 2019, each of these directors received compensation in the range of  $25,000 to $30,000, annually, based on committee responsibilities, payable quarterly in cash or the same value in shares of Common Stock of the Company, based on the director’s determination. Each award has a vesting schedule of one-third vesting each year on the anniversary date over three (3) years. The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(4)(5)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Jude T. Panetta	10,417	—	—	—	—	—	10,417	(1)
Richard Mooers	15,625	9,375	38,873		—	—	63,873
Raymond Sidney	18,125	9,375	38,873		—	—	66,373	(2)
General James T. Conway	18,750	11,250	38,873		—	—	68,873
George F. Schmitt	18,750	6,250	77,467	—	—	—	102,467
John C. Coleman	—	11,458	77,746		—	—	89,204	(3)
Susan Swenson	18,750	11,250	—		—	—	30,000

(1)	Mr. Panetta was appointed director of the Company, effective May 1, 2019. Mr. Panetta’s compensation was pro-rated in the amount of $16,666.67, which is $25,000 on an annualized basis. Of the $16,666.67 that Mr. Panetta earned in director compensation for 2019, $6,249.67 was paid in 2020.
(2)	Raymond M. Sidney resigned as a member of the Company’s Board of Directors, effective January 1, 2020.
(3)	Mr. Coleman did not stand for re-election as a director of the Company, effective May 1, 2019. Mr. Coleman’s compensation was pro-rated on an annualized basis.
(4)	Amounts relate to grants of stock options made under the 2015 and 2016 Incentive Compensation Plans. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation.”
(5)	Except for George F. Schmitt and John C. Coleman, each director had 2,500 outstanding option awards as of December 31, 2019. George F. Schmitt and John C. Coleman each had 5,000 outstanding option awards as of December 31, 2019.

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Narrative Disclosure to Director Compensation Table

The Board authorized cancellation of all of the outstanding options granted under its equity compensation plans, including those held by its non-employee directors, because such options were out-of-the-money and the Company is planning to replace those options with incentive compensation on a more cash-based award system. As of the date of this prospectus, none of those options have been cancelled

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about our equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	72,500	$15.50	2,744,047
Equity compensation plans approved by security holders(2)	43,550	$15.50	4,711,262
Equity compensation plans approved by security holders(3)	0	0	6,042,632
Equity compensation plans approved by security holders(4)	139,000	$15.50	12,076,532
Equity compensation plans approved by security holders(5)	261,000	$15.50	6,122,066
	516,050	$15.50	31,696,539

(1)	Represents the shares authorized for issuance under the 2013 Long-Term Stock Incentive Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Option Plan, including stock options, stock awards, and stock appreciation rights is limited to 15% of the shares of Common Stock outstanding on the first trading day of any fiscal year, or 2,816,547 shares of Common Stock for fiscal year 2019.

(2)	Represents the shares authorized for issuance under the 2015 Incentive Compensation Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2015 Incentive Compensation Plan, including stock options and stock awards is limited to $1,188,703 of shares of Common Stock, which based on the closing price of $0.25 of our Common Stock on December 31, 2019, as listed on the Nasdaq Capital Market, was equal to 4,754,812 shares of Common Stock.

(3)	Represents the shares authorized for issuance under the 2016 Employee Stock Purchase Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2016 Employee Stock Purchase Plan is limited to $1,510,658 shares of Common Stock, which based on the closing price of $0.25 of our Common Stock on December 31, 2019, as listed on the Nasdaq Capital Market, was equal to 6,042,632 shares of Common Stock.

(4)	Represents the shares authorized for issuance under the 2016 Incentive Compensation Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2016 Incentive Compensation Plan, including stock options and stock awards is limited to $3,053,883 of shares of Common Stock, which based on the closing price of $0.25 of our Common Stock on December 31, 2019, as listed on the Nasdaq Capital Market, was equal to 12,215,532 shares of Common Stock.

(5)	Represents the shares authorized for issuance under the 2017 Incentive Compensation Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2017 Incentive Compensation Plan, including stock options and stock awards is limited to 6,383,066 of shares of Common Stock.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, we engaged in no reportable transactions with related persons since the years ended December 31, 2019, 2018 and 2017 that involved an amount that exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, other than below. See also “Executive Compensation” for additional information regarding compensation of related parties.

MB Technology Holdings, LLC and MB Merchant Group, LLC

On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company. The Management Agreement was effective January 1, 2014. Roger G. Branton, the Company’s former Chief Executive Officer and current Chief Financial Officer and a member of the Board of Directors of the Company, George F. Schmitt, a member of the Board of Directors of the Company and former Chief Executive Officer and Executive Chairman of the Board. and Richard Mooers, a member of the Board of Directors of the Company, are each directors of MBTH.

The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing, a merger, consolidation or sale by the Company of substantially all of its assets. On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the ‘‘M&A Services Agreement’’) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporated by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement also provided for additional fees owed to MBTH.

On February 16, 2017, the Board of Directors amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares of common stock and warrants of the Company at a price of $2.10 per share and for a five-year term (the “Dilutive Option”).

On December 31, 2018, MBTH terminated the foregoing agreements and services provided to the Company. In connection therewith, we entered into an acquisition services agreement, dated December 29, 2018 (the “MBMG Agreement”) with MB Merchant Group, LLC (“MBMG”). Under the MBMG Agreement, MBMG will continue to provide the services provided by MBTH to the Company. The term of the MBMG Agreement commenced on January 1, 2019 and will renew automatically annually thereafter until sooner terminated by either party on thirty (30) days’ prior written notice. Roger G. Branton and Richard Mooers are the only members and partners of MBMG. Principally, MBMG will receive the following fees and compensation under the MBMG Agreement:

1.	An acquisition fee comprised of the greater of $250,000 or 6% of the total acquisition price for all deals where the total consideration for the acquisition paid by the Company is less than $10 million. For deals which are $10 million to $100 million, the Company will pay MBMG a fee of $600k (for the first $10 million) plus a 4% fee of the excess value over $10 million. For deals which are $100 million to $400 million, the Company will pay MBMG a fee of $4.2 million (for the first $100 million) plus a 2% fee of the excess over $100 million. For deals which are over $400 million, the Company will pay MBMG a fee of $10.2 million plus a 1.1% fee of the excess over $400 million.

2.	A success-based due diligence fee of $250,000, only on successfully closed deals, in addition to any other fees.

3.	The 3% success fee referred to with respect to MBTH above shall be waived on a case by case basis whenever an acquisition fee is more than $1 million. The waiver should be for that part of the financing which is for the acquisition and should not relate to any additional fees raised for the Company above the acquisition price. And such 3% fee was decreased to 2% beginning January 1, 2019.

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4.	Should the Company engage an external, independent advisor to value the acquisition, and the result is a higher value than the price MBMG negotiated, then MBMG will receive an additional fee of 5% of such gain. This is to further incent MBMG to help the Company achieve the best value in acquisitions.

5.	Reimbursement for certain expenses.

MBMG shall have the option to convert up to 50% of its fees into common shares of the Company so long as the receivable remains outstanding. The conversion price will be fixed at 110% of the price of the shares on the day of closing or the price in connection with any acquisition financing, whichever is lower. Provided MBMG converts at least 25% of its fees, then the Company agrees to register all of shares in the Company held by MBMG.

MBMG and MBTH have separately agreed to split the Dilutive Option effective January 1, 2019. The split will be based on present ownership in MBTH and provided that MBMG be willing to accept this assignment to continue such merger and acquisition services to the Company. The Company agreed to allow both MBTH and MBMG to amend the strike price of said options based on any financing consummated in 2019 and such reset to be at the lowest and same price as the Company may agree to in any of its 2019 financings.

Additionally, MBMG will receive a monthly fee of $50,000, and the Company at its sole discretion will have the option to credit such fees against future acquisition fees due each year to the extent it deems that appropriate based on all services received from MBMG.

John C. Coleman

We’ve entered into a non-exclusive license agreement with our former Chief Executive Officer and director, John C. Coleman. Because there is no minimum and no financial commitment by either us or Mr. Coleman, we cannot adequately place a value on the agreement at this time.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2020, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the U.S. Securities and Exchange Commission (the “SEC’) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within sixty (60) days of January 31, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of January 31, 2020, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Vislink Technologies, Inc., 1515 Ringling Blvd., Suite 310, Sarasota, FL 34236

Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class of Common Stock(1)
5% Stockholders:
None
Named Executive Officers and Directors:
George F. Schmitt (2)	89,707	*
Roger G. Branton (3)	23,537	*
Jude T. Panetta	—	—
John B. Payne IV (4)	24,551	*
Richard L. Mooers (5)	44,524	*
Ralph Faison	—	—
General James T. Conway (6)	14,803	*
Susan Swenson	7,031	*
Carleton M. Miller (7)	—	—
Brian K. Krolicki	—	—
All Executive Officers and Directors as a Group (10 Persons):	204,153	*

* Less than 1%

(1) Based on 40,680,508 shares of Common Stock issued and outstanding as of January 31, 2020. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of January 31, 2020, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Includes (a) 10,000 shares of Common Stock underlying options that are presently exercisable and held directly by Mr. Schmitt, and (b) 15,954 shares of Common Stock beneficially owned through MB Technology Holdings, LLC (“MBTH”), an entity in which Mr. Schmitt has a direct 79.22% ownership interest.

(3) Includes (a) 13,535 shares of Common Stock beneficially owned through Branton Partners, LLC, of which various family entities, including Mr. Branton’s spouse, children and trusts for the benefit of Mr. Branton’s children, beneficially own 100%, (b) 10,000 shares of Common Stock underlying options that are presently exercisable and held directly by Mr. Branton, and (c) two (2) shares of Common Stock beneficially owned through Mooers Branton and Company (“MBC”), of which Mr. Branton is a 20% owner.

(4) Includes 10,000 shares of Common Stock underlying options that are presently exercisable and held directly by Mr. Payne.

(5) Includes 5,000 shares of Common Stock underlying options that are presently exercisable and held directly by Mr. Mooers. Mr. Mooers’ family entities and trusts for the benefit of his wife and his wife’s children hold 80% of the share capital of MBC. MBC directly owns two (2) shares of Common Stock.

(6) Includes 5,000 shares of Common Stock underlying options that are presently exercisable and held directly by General Conway.

(7) Excludes (a) performance-vested options to purchase 1,500,000 shares of Common Stock outside of the Company’s existing equity compensation plans, which vest in three equal tranches of 500,000 shares upon the Company’s attainment, on or before the fifth anniversary of such date, of specified cumulative EBITDA performance conditions, subject in each case to Mr. Miller’s continued employment with the Company on the applicable vesting date, and (b) time-vested options to purchase 2,155,481 shares of Common Stock outside of the Company’s existing equity compensation plans, 25% of which vest on January 22, 2021 and the remaining 75% of which vest in substantially equal monthly installments over the 36-month period following such date, subject to Mr. Miller’s continued employment with the Company on the applicable vesting date.

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DESCRIPTION OF SECURITIES

General

The following description of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws. Copies of these documents will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of  “blank check” preferred stock, of which 5,000,000 shares were designated as our Series D Convertible Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”) and 5,000 shares were designated as our Series E Convertible Preferred Stock, par value $0.00001 per share (the “Series E Preferred Stock”). On February 5, 2016, we terminated our Series A Convertible Preferred Stock, par value $0.00001 per share, and our Series C Convertible Preferred Stock, par value $0.00001 per share. On December 6, 2016, we terminated our Series B Convertible Preferred Stock, par value $0.00001 per share. As of the date of this prospectus, we have 14,334,272 shares of common stock outstanding, no shares of Series D Preferred Stock outstanding and no shares of Series E Preferred Stock outstanding.

On May 13, 2019, a 1-for-10 reverse stock split of our outstanding Common Stock became effective for the trading of our Common Stock. All share and price information in this prospectus has been adjusted to reflect such 1-for-10 reverse stock split.

Common Stock

Voting Rights

Each stockholder has one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. A stockholder may vote in person or by proxy. Elections of directors are determined by a plurality of the votes cast and all other matters are decided by a majority of the votes cast by those stockholders entitled to vote and present in person or by proxy.

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of Common Stock will be able to elect all of our directors. Our Certificate of Incorporation and Bylaws provides that stockholder actions may be effected at a duly called meeting of stockholders or pursuant to written consent of the majority of stockholders. A special meeting of stockholders may be called by the majority of our Board of Directors or by a committee determined by the Board of Directors with power to call such meetings.

Dividend Rights

The holders of outstanding shares of Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine, provided that required dividends, if any, on preferred stock have been paid or provided for. However, to date we have not paid or declared cash distributions or dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the Board of Directors based upon our earnings, financial condition, capital requirements and other relevant factors.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable.

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Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders and remaining after payment to holders of preferred stock of the amounts, if any, to which they are entitled, are distributable ratably among the holders of our common stock subject to any senior class of securities.

Warrants

As of January 31, 2020, there were warrants outstanding for the purchase of 1,302,572 shares of Common Stock, all of which were immediately exercisable.

Book Entry Form

Pursuant to a warrant agreement between us and Continental, as warrant agent, the warrants were issued in book-entry form and were initially be represented only by one or more global warrants deposited with Continental, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price

The warrants initial exercise price per share equal to $5.00 per share. The warrants were immediately exercisable upon their issuance and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99/9.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of the warrant.

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of Common Stock underlying the warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the warrants. In addition, the warrants also provide that, beginning on the earlier of (i) 20 days after issuance and (ii) if the Common Stock trades an aggregate of more than 20,000,000 shares after the pricing of this offering as reported by Bloomberg, and ending on the fifteenth (15) month anniversary thereof, each warrant may be exercised at the option of the holder on a cashless basis, in whole or in part for a whole number of shares if the weighted average price of the Common Stock on the trading day immediately prior to the exercise date fails to exceed the initial exercise price of the Warrant.

Fundamental Transaction

In the event of a fundamental transaction which is approved by our Board (but not in a fundamental transaction which is not approved by our Board), the holders of the warrants have the right to require us or a successor entity to redeem the warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the warrant on the date of the consummation of the fundamental transaction.

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Transferability

Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant together with the appropriate instruments of transfer.

Exchange Listing

The warrants are not listed on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their warrants.

Anti-Takeover Provisions

Since our Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us.

These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent, Warrant Agent and Registrars

Our transfer agent and registrar for our Common Stock in the United States is Continental Stock Transfer & Trust Company. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VISL”. Our warrant agent and registrar for the Warrants offered hereby will be Continental Stock Transfer & Trust Company.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) [______] shares of our Common Stock or Pre-Funded Warrants and (ii) Warrants to purchase up to [______] shares of our Common Stock. Each share of Common Stock and Pre-Funded Warrant is being sold together with a Warrant to purchase 0.75 of a share of Common Stock. The shares of Common Stock, Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and Warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities that qualifies or limits our Common Stock are described in the section entitled “Description of Securities” beginning on page 36 of this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

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Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Book Entry Form

Pursuant to a warrant agreement between us and Continental Stock Transfer & Trust Company, LLC, as warrant agent, the warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share equal to $[___] per share. The Warrants will be exercisable (i) immediately upon issuance if exercised by paying the aggregate exercise price for the shares being exercised or exercising on a cashless basis for a net number of shares, as provided in the formula in the Warrants or (ii) beginning thirty (30) days after the original issuance date, if exercised on a Special Cashless Exercise (defined hereafter) basis and, in either case, will expire on the first anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Warrants will be issued separately from the common Stock and Pre-Funded Warrants, and may be transferred separately immediately thereafter. A Warrant to purchase 0.75 of a share of our Common Stock will be issued for every one (1) share of Common Stock (or Pre-Funded Warrant, as applicable) purchased in this offering.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99/9.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

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Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants. In addition to the foregoing, beginning thirty (30) days after the original issuance date, the Warrants may be exercised at the option of the holder on a cashless basis, in whole or in part, for a whole number of shares, equal to the same number of shares that would have been issued to the holder, if such holder had, instead, elected to exercise by paying the aggregate exercise price, in cash, without having to pay such aggregate exercise price.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our Board (but not in a fundamental transaction which is not approved by our Board), the holders of the Warrants have the right to require us or a successor entity to redeem the Warrant for the consideration paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrant on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF
COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock and the Pre-Funded Warrants, and the acquisition, ownership, exercise, expiration or disposition of the Warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our common stock and pre-funded warrants or common warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our common stock and pre-funded warrants or common warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our common stock and pre-funded warrants or common warrants under the constructive sale provisions of the Code;

●	pension plans;

●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	controlled foreign corporations;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax; or

●	persons that acquire our Common Stock or Pre-Funded Warrants or Warrants as compensation for services.

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In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock or pre-funded warrants or common warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock or pre-funded warrants or common warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock or pre-funded warrants or common warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock or pre-funded warrants or common warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our common stock or pre-funded warrants or common warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock or pre-funded warrants or common warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.001. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Distributions on Common Stock

As discussed above under “Dividend Information – Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

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Constructive Dividends on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the common warrants, or an adjustment to the exercise price of the common warrants, may be treated as a constructive distribution to a U.S. Holder of the common warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a common warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Dividends on Common Stock.”

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Sale or Other Disposition, Exercise or Expiration of Warrants

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of a common warrant (other than by exercise) will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the warrant for more than one year at the time of the sale or other disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common warrant disposed of and the amount realized on the disposition.

In general, a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a common warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. Holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. Holder’s tax basis in the common warrant and (2) the exercise price of the common warrant. A U.S. Holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. Holder exercises the common warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a common warrant on a cashless basis, and U.S. Holders are urged to consult their tax advisors as to the exercise of a common warrant on a cashless basis.

If a common warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the common warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in the common warrant is more than one year. The deductibility of capital losses is subject to limitations.

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FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our Common Stock and Warrants issued pursuant to this offering. All prospective non-U.S. holders of our Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our Common Stock and Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Common Stock or Warrants.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Common Stock.

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Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our Common Stock in the foreseeable future. If we make distributions on our Common Stock or on the Warrants (as described above under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock or the Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock or Warrants.” Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Exercise or Expiration of Warrants

In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. The amount paid to purchase our Common Stock and Warrants will be apportioned between them in proportion to the respective fair market values of the Common Stock and Warrants, and the apportioned amount will be the tax basis of the Common Stock and Warrants respectively. The fair market value of our Common Stock for this purpose will generally be its trading value immediately after issuance.

Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock or the Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

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●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Common Stock or the Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Common Stock will not be subject to United States federal income tax if (A) in the case of our Common Stock, (a) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our Common Stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of the Warrants, either (a)(i) shares of our Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, (ii) the Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our Common Stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) the Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the Warrants throughout the five-year period ending on the date of the sale or exchange. The Warrants are not expected to be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with distributions on our Common Stock or constructive dividends on the Warrants, and the proceeds of a sale or other disposition of the Common Stock or the Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

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Payment of the proceeds of the sale or other disposition of the Common Stock or the Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the Common Stock or the Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our Common Stock or the Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock or the Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our Common Stock or the Warrants, and the possible impact of these rules on the entities through which they hold our Common Stock or the Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated            , 2020, with respect to the shares of Common Stock or Pre-Funded Warrants and accompanying Warrants being offered. A.G.P./Alliance Global Partners, LLC is acting as the representative of the several underwriters (the “Representative”) and as the sole book-running manager for this offering. In connection with this offering and subject to certain terms and conditions, the underwriters have agreed to purchase, and we have agreed to sell, all of the securities in this offering to the underwriters.

Underwriter	Number of shares of Common Stock	Number of Pre-Funded Warrants	Number of Accompanying Warrants
A.G.P./Alliance Global Partners
Total

The underwriters have agreed to purchase all the securities offered by us other than those covered by the over-allotment option to purchase additional securities described below, if it purchases any such securities, and the underwriters’ obligations are several, which means that the underwriters are required to purchase a specific number of shares of Common Stock or Pre-Funded Warrants and/or accompanying Warrants but are not responsible for the commitment of any other underwriter to purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by the Representative’s counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option

We have also granted the underwriters an option, exercisable for up to 45 days from the date of this prospectus, to purchase up to an additional [____] shares of Common Stock and/or Warrants to purchase [____] shares of Common Stock in any combination thereof, from us, on the same terms and conditions as the shares of Common Stock and the Warrants being offered in this offering, less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments. If the over-allotment option is exercised in full, the total public offering price, underwriting compensation (including discounts, but not including any other compensation described hereunder) and proceeds to us before offering expenses will be approximately $     , $      and $      , respectively, and excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and Warrants offered hereby.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Underwriter Compensation

We have agreed to sell the securities to the underwriters at the combined offering price of $[  ] per share of Common Stock (or per Pre-Funded Warrant, as applicable) and accompanying Warrants, which represents the offering price of such securities set forth on the cover page of this prospectus, less the applicable 7.0% underwriting discount.

We have also agreed to pay a non-accountable expense allowance to the underwriters which shall not exceed $12,500. In addition, we have agreed to reimburse the underwriters for accountable legal expenses incurred by them in connection with this transaction in the amount of $62,500. The total expenses of the underwriters, which are subject to payment or reimbursement by us, shall not exceed $75,000. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $200,000.

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Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of Common Stock, Pre-Funded Warrants and accompanying Warrants at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $    per share of Common Stock and accompanying Warrant. After this offering, the public offering price and concession to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of Common Stock and accompanying Warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters had informed us that they do not intended to confirm sales to any accounts over which they exercise discretionary authority.

The following table summarizes the underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Warrant	Total without Over- Allotment Option	Total with Over- Allotment Option
Public offering price	$	$	$	$
Total underwriting discount (7%)	$	$	$	$
Proceeds to us, before expenses (1)	$	$	$	$

(1) Excluding the proceeds, if any, from the exercise of the Pre-Funded Warrants and Warrants.

Lock-Up Agreements and Trading Restrictions

Our executive officers, directors and greater than 5% stockholders, if any, have agreed to a 90-day “lock-up” from the date of this prospectus of shares of common stock that they beneficially own, including the issuance of common stock upon the exercise of currently outstanding convertible securities and options and options which may be issued. This means that, for a period of 90 days following the effective date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of 90 days following the effective date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the representative, subject to certain exceptions.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

●	Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

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●	Short sales and over-allotments occur when the representative sells more of our shares of common stock than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The representative will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the representative are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative in order to reduce a short position.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters will carry out any such transactions on Nasdaq.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VISL”.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriters’ website and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter.

Other Relationships

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, the Representative and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the Representative and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, and except as set forth in this section, the Representative has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the Representative to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

On July 15, 2019, we closed an underwritten public offering (the “July 2019 Offering”) of (i) 1,550,000 shares of Common Stock together with warrants (“common warrants”) to purchase 1,550,000 shares of Common Stock and (ii) 4,450,000 pre-funded warrants, with each pre-funded warrant exercisable for one share of Common Stock, together with common warrants to purchase 4,450,000 shares of Common Stock. The shares of Common Stock (or pre-funded warrants, as applicable) and accompanying common warrants were sold together at a combined public offering price of $2.00 per share. The common warrants have an exercise price of $5.00 per share, were immediately exercisable and expire five years from the date of issuance. We granted the underwriter in the July 2019 Offering an option to purchase up to an additional 900,000 shares of Common Stock and/or 900,000 common warrants to cover over-allotments, if any. A.G.P./Alliance Global Partners, LLC acted as the sole book-running manager and underwriter for the July 2019 Offering. In the July 2019 Offering, we agreed to (i) reimburse A.G.P. for certain expenses incurred in connection with such offering and (ii) pay an underwriting discount of 7.0% of the public offering price of the securities sold in such offering.

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On November 27, 2019, we closed an underwritten public offering (the “November 2019 Offering”) of (i) 3,201,200 shares of Common Stock, (ii) pre-funded warrants exercisable for 11,893,100 shares of Common Stock, and (iii) warrants to purchase up to an aggregate of 11,320,725 shares of Common Stock. The shares of Common Stock and accompanying warrants were sold together at a combined public offering price of $0.265 per share. The pre-funded warrants and accompanying warrants were sold together at a combined public offering price of $0.264 per share. The common warrants have an exercise price of $0.2915 per share, were immediately exercisable and expire five years from the date of issuance. We granted the underwriter in the November 2019 Offering an option to purchase up to an additional 2,264,145 shares of Common Stock and/or 1,698,108 warrants to cover over-allotments, if any. A.G.P./Alliance Global Partners, LLC acted as the sole book-running manager and underwriter for the November 2019 Offering. In the November 2019 Offering, we agreed to (i) reimburse A.G.P. for certain expenses incurred in connection with such offering and (ii) pay an underwriting discount of 7.0% of the public offering price of the securities sold in such offering.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression” Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Representative has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

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European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

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LEGAL MATTERS

Sullivan & Worcester LLP will render a legal opinion as to the validity of the securities to be registered hereby. Gracin & Marlow, LLP, New York, New York is acting as counsel to the underwriters in connection with this offering.

EXPERTS

Our audited consolidated financial statements as of December 31, 2018 and 2017 and for the two years in the period ended December 31, 2018 are incorporated by reference in this prospectus have been audited by Marcum LLP, independent registered public accountants, to the extent and for the periods set forth in their report incorporated by reference herein, and in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of the Company is www.vislinktechnologies.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MATERIAL CHANGES

None.

INCORPORATION BY REFERENCE

We incorporated by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed with the SEC on May 15, 2019;

●	our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019, filed with the SEC on August 14, 2019;

●	Our Quarterly Report on Form 10-Q for the three and nine months ended on September 30, 2019, filed with the SEC on November 14, 2019;

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●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders held on April 30, 2019, filed with the SEC on January 3, 2019 and March 19, 2019, as supplemented by Definitive Additional Materials, filed with the SEC on January 29, 2019 and April 23, 2019, respectively; Amendment No. 1 to Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2019; and

●	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 29, 2019, February 26, 2019, March 5, 2019, April 3, 2019, May 3, 2019, May 17, 2019, June 7, 2019, July 16, 2019, September 27, 2019, November 27, 2019, December 26, 2019, January 17, 2020, January 24, 2020 and January 28, 2020.

We incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

Vislink Technologies, Inc.

1515 Ringling Blvd., Suite 310

Sarasota, FL 34236

(941) 953-9035

Copies of these filings are also available through the “Investor” section of our website at www.vislinktechnologies.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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[_______] Shares of Common Stock

Pre-Funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase up to [_______] Shares of Common Stock

Shares of Common Stock Underlying the Pre-funded Warrants

Shares of Common Stock Underlying the Warrants

PROSPECTUS

Sole Book-Running Manager

A.G.P.

, 2020

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all which will be paid by the Registrant. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount
SEC registration fee	$1,090
Financial Industry Regulatory Authority, Inc. filing fee	$1,759
Accountant’s fees and expenses	$30,000
Legal fees and expenses	$100,000
Transfer agent’s fees and expenses	$20,000
Printing and engraving expenses	$10,000
Miscellaneous	$38,241

Total expenses	$200,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

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Item 15. Recent Sales of Unregistered Securities.

All share and price information in Part II of this registration statement has been adjusted to reflect the 1-for-10 reverse stock split of our outstanding Common Stock which became effective for the trading of our Common Stock on May 13, 2019.

During the last three years and to date in the current fiscal year, we sold the following unregistered securities:

Issuances	# Of Shares	Date

Issuance of Common Stock to an institutional investor as commitment share consideration for entering into an equity line purchase agreement	19,243	May 19, 2017

Issuance of Common Stock Warrants in connection with a registered direct offering for gross proceeds of $3.2 million	214,549	August 15, 2017

Issuance of Senior Secured Convertible Debentures and Warrants to institutional investors in connection with a $4 million private placement	400,000 (upon conversion of Debentures) and 300,000 (upon exercise of Warrants)	May 31, 2018

Issuance of Senior Secured Convertible Debentures and Warrants to institutional investors in connection with a $3.5 million private placement	777,778 (upon conversion of Debentures)	December 3, 2018

Grant of time-based options to Carleton M. Miller, made outside of the Company’s existing equity compensation plans, in connection with his appointment as Chief Executive Officer of the Company	2,155,481 (upon exercise of options)	January 22, 2020

Grant of performance-based options to Carleton M. Miller, made outside of the Company’s existing equity compensation plans, in connection with his appointment as Chief Executive Officer of the Company	1,500,000 (upon exercise of options)	January 22, 2020

No underwriters were involved in the foregoing sales of securities. The issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

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Item 16. Exhibits.

(a) The following exhibits are filed as part of this registration statement.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1(i)	Amended & Restated Certificate of Incorporation(1)
3.1(i)(a)	Amendment to Certificate of Incorporation filed June 11, 2014(2)
3.1 (i)(b)	Amendment to Certificate of Incorporation filed July 10, 2015(25)
3.1(i)(c)	Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock(16)
3.1(i)(d)	Certificate of Designation of Series C Convertible Preferred Stock(12)
3.1(i)(e)	Certificate of Designation of Series D Convertible Preferred Stock(17)
3.1(i)(f)	Certificate of Elimination for Series C Convertible Preferred Stock(16)
3.1(i)(g)	Certificate of Elimination for Series B Convertible Preferred Stock(23)
3.1(i)(h)	Amendment to Certificate of Incorporation filed June 10, 2016(20)
3.1(i)(i)	Certificate of Designation of Series E Convertible Preferred Stock(24)
3.1(i)(j)	Certificate of Amendment to Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on February 11, 2019(39)
3.1(ii)	Amended & Restated Bylaws(3)
4.1	Form of Common Stock Certificate of the Registrant(4)
4.2	Form of Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and Form of Warrant Certificate for the offering closed July 24, 2013 and August 19, 2013(5)
4.3	Form of Underwriters’ Warrant for the offering closed July 24, 2013(1)
4.4	Form of Underwriters’ Warrant for the offering closed November 18, 2013(6)
4.5	Form of Warrant issued in December 30, 2014 Offering(10)
4.6	Form of Warrant issued in February 11, 2015 Offering(11)
4.7	Form of Warrant issued in February 24, 2015 Offering(12)
4.8	Form of 8% Convertible Note(13)
4.9	Form of Series A Warrant for the August 2015 Offering(14)
4.10	Form of Pre-funded Series B Warrant for the August 2015 Offering(14)
4.11	Form of Series C Warrant for the August 2015 Offering(14)
4.12	Form of Series D Warrant for the August 2015 Offering(14)
4.13	Form of 5% Convertible Note(15)
4.14	Form of Amendment, dated April 29, 2016, to Series A Warrant to Purchase Common Stock of xG Technology, Inc., dated August 19, 2015(18)
4.15	Form of Amendment, dated April 29, 2016, to Warrant to Purchase Common Stock of xG Technology, Inc., dated February 29, 2016(18)
4.16	Form of Warrant(19)
4.17	Form of Vislink Promissory Note(27)
4.18	Form of Underwriters’ Warrant for February 2017 Offering(28)
4.19	Form of Warrant for August 2017 Offering(31)
4.20	Form of 6% Senior Secured Convertible Debenture(36)
4.21	Form of Common Stock Purchase Warrant(36)
4.22	Form of Amended and Restated 6% Senior Secured Debenture(37)
4.23	Form of Second Amended and Restated 6% Senior Secured Debenture(38)
4.24	Form of 10% Senior Secured Convertible Debenture(38)
4.25	Warrant Agreement, including Form of Common Warrant and Form of Pre-Funded Warrant from July 2019 Offering(40)

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4.26	Form of Warrant Agreement, including Form of Common Warrant and Form of Pre-Funded Warrant from November 2019 Offering(41)
4.27*	Form of Warrant Agreement, including Form of Common Warrant and Form of Pre-Funded Warrant for this Offering
5.1*	Opinion of Sullivan & Worcester LLP
10.1	2013 Long Term Incentive Plan(7)
10.2	Forms of Agreement Under 2013 Long Term Incentive Plan(7)
10.3	2004 Option Plan(7)
10.4	2005 Option Plan(7)
10.5	2006 Option Plan(7)
10.6	2007 Option Plan(7)
10.7	2009 Option Plan(7)
10.8	Forms of Award Documents under 2004, 2005, 2006, 2007, and 2009 Option Plans(7)
10.9	Sunrise Office Lease(7)
10.10	Care21 Agreement(7)
10.11	Purchase Agreement, dated as of September 22, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.(8)
10.12	Purchase Agreement, dated as of September 19, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.(8)
10.13	Registration Rights Agreement, dated as of September 19, 2014, by and between the Company and Lincoln Park Capital Fund, LLC.(8)
10.14	Purchase Agreement, dated as of November 25, 2014, by and between the Company, LPC, Affiliate Purchasers, and the Other Investors(9)
10.15	Purchase Agreement, dated as of December 30, 2014, by and between the Company and 31 Group, LLC.(10)
10.16	Purchase Agreement, dated as of February 11, 2015, by and between the Company and 31 Group, LLC.(11)
10.17	Purchase Agreement, dated as of February 24, 2014, by and between the Company and 31 Group, LLC.(12)
10.18	Form of Purchase Agreement dated as of June 11, 2015(13)
10.19	Amendment to Purchase Agreement dated as of June 11, 2015(25)
10.20	Asset Purchase Agreement, dated as of January 29, 2016, by and between the Company and Integrated Microwave Technologies, LLC(15)
10.21	Form of Securities Purchase Agreement(15)
10.22	$1,500,000 Initial Payment Note from the Company to IMT(15)
10.23	Form of Subscription Agreement, dated May 12, 2016, between the Company and the Purchasers thereto(19)
10.24	2015 Employee Stock Purchase Plan(21)
10.25	2015 Incentive Compensation Plan(21)
10.26	2016 Employee Stock Purchase Plan(22)
10.27	2016 Incentive Compensation Plan(22)
10.28	Deed of Variation to Business Purchase Agreement by and between the Company, Vislink PLC, Vislink International Limited and Vislink Inc., dated January 13, 2017(26)
10.29	Settlement Agreement between the Company and the Holders thereto, dated January 13, 2017(26)
10.30	Security Agreement, dated February 2, 2017, between the Company and the Vislink Sellers(27)
10.31	Service Agreement between James Walton and Vislink International Limited, dated October 19, 2015(29)
10.32	Purchase Agreement, dated May 19, 2017, between the Company and Lincoln Park Capital Fund, LLC(30)
10.33	Registration Rights Agreement, dated May 19, 2017, between the Company and Lincoln Park Capital Fund, LLC(30)
10.34	Securities Purchase Agreement, dated August 15, 2017, between the Company and the Purchasers thereto(31)
10.35	Amendment to 2016 Employee Stock Purchase Plan(33)
10.36	Amendment to 2016 Incentive Compensation Plan(34)
10.37	2017 Incentive Compensation Plan(35)
10.38	Form of Securities Purchase Agreement, dated May 29, 2018, by and among the Company and the purchaser signatories thereto(36)
10.39	Form of Security Agreement, dated May 29, 2018, by and among the Company and each of the secured parties thereto(36)

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10.40	Form of Subsidiary Guarantee, dated May 29, 2018, by and among the Company, the purchasers under the Securities Purchase Agreement, and each of the Company’s subsidiaries(36)
10.41	Form of Registration Rights Agreement, dated May 29, 2018, by and among the Company and the purchasers under the Securities Purchase Agreement(36)
10.43	Form of Voting Agreement, each dated May 29, 2018, between the Company and each purchaser under the Securities Purchase Agreement(36)
10.44	Form of Securities Purchase Agreement, dated December 3, 2018, by and among the Company and the purchaser signatories thereto(38)
10.45	Form of Security Agreement, dated December 3, 2018, by and among the Company and each of the secured parties thereto(38)
10.46	Form of Subsidiary Guarantee, dated December 3, 2018 executed by each of the Company’s subsidiaries(38)
10.47	Form of Registration Rights Agreement, dated December 3, 2018, by and among the Company and the purchasers under the Securities Purchase Agreement, dated December 3, 2018(38)
10.48	Form of Voting Agreement, each dated December 3, 2018, executed by each purchaser under the Securities Purchase Agreement, dated December 3, 2018(38)
10.49	Employment Agreement by and between the Company and Carleton Miller, dated as of January 22, 2020(43)
10.50	Notice of Grant of Stock Option for Time-Vested Options and Stock Option Agreement by and between the Company and Carleton Miller, dated as of January 22, 2020(43)
10.51	Notice of Grant of Stock Option for Performance-Vested Options and Stock Option Agreement by and between the Company and Carleton Miller, dated as of January 22, 2020(43)
14.1	Code of Ethics(32)
21.1	Subsidiaries of the Registrant(42)
23.1*	Consent of Marcum
23.2*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)

* Filed herewith.

(1)	Filed as an Exhibit on Form S-1 with the SEC on October 23, 2013.
(2)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 13, 2014.
(3)	Filed as an Exhibit on Quarterly Report on Form 10-Q with the SEC on August 30, 2013.
(4)	Filed as an Exhibit on Form S-1/A with the SEC on May 21, 2013.
(5)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on August 19, 2013.
(6)	Filed as an Exhibit on Form S-1/A with the SEC on November 6, 2013.
(7)	Filed as an Exhibit on Form S-1 with the SEC on March 7, 2013.
(8)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on September 24, 2014.
(9)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on November 26, 2014.
(10)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 31, 2014.
(11)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 13, 2015.
(12)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 26, 2015.
(13)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 12, 2015.
(14)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on August 20, 2015.
(15)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 3, 2016.
(16)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 10, 2016.
(17)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on April 27, 2016
(18)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 2, 2016
(19)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 13, 2016.
(20)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on June 20, 2016.
(21)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on April 14, 2016.
(22)	Filed as an Exhibit on Form S-1 with the SEC on June 27, 2016
(23)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 7, 2016.
(24)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 27, 2016.
(25)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on July 20, 2015.
(26)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on January 19, 2017.
(27)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 6, 2017.
(28)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 10, 2017.
(29)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 23, 2017.
(30)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 23, 2017.
(31)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on August 16, 2017.
(32)	Filed as an Exhibit on Annual Report on Form 10-K with the SEC on March 6, 2014.
(33)	Filed as Appendix D on Definitive Schedule 14A with the SEC on May 22, 2017
(34)	Filed as Appendix E on Definitive Schedule 14A with the SEC on May 22, 2017

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(35)	Filed as Appendix F on Definitive Schedule 14A with the SEC on May 22, 2017
(36)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on May 29, 2018.
(37)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on October 11, 2018.
(38)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on December 4, 2018.
(39)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on February 26, 2019.
(40)	Filed as an Exhibit on Current Report on Form 8-K with the SEC on July 16, 2019.
(41)	Filed as an Exhibit on Form S-1/A with the SEC on November 22, 2019.
(42)	Filed as an Exhibit on Form S-1/A with the SEC on October 30, 2019.
(43)	Filed as an Exhibit on Current Report on Form 8-K/A with the SEC on January 24, 2020.

(b) No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on February 3, 2020.

VISLINK TECHNOLOGIES, INC.

By:	/s/ Carleton M. Miller
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Carleton M. Miller	Chief Executive Officer (Principal Executive Officer) and Director	February 3, 2020
Carleton M. Miller
/s/ Roger Branton	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	February 3, 2020
Roger G. Branton

/s/ Susan Swenson	Chairman of the Board of Directors	February 3, 2020
Susan Swenson

/s/ Richard L. Mooers	Director	February 3, 2020
Richard L. Mooers

/s/ George F. Schmitt	Director	February 3, 2020
George F. Schmitt

/s/ Ralph Faison	Director	February 3, 2020
Ralph Faison

/s/ James T. Conway	Director	February 3, 2020
James T. Conway

/s/ Jude T. Panetta	Director	February 3, 2020
Jude T. Panetta

/s/ Brian K. Krolicki	Director	February 3, 2020
Brian K. Krolicki

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